Exhibit 5.1

July 16, 2007

GSE Systems, Inc.
7133 Rutherford Road, Suite 200
Baltimore, MD 21244

Ladies and Gentlemen:

We have acted as counsel to GSE Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) 1,666,667 shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), (ii) 166,667 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of certain warrants (the “Warrants”) issued by the Company on June 22, 2007, and (iii) 166,667 shares (the “Liquidated Damages Shares”) of Common Stock issuable upon exercise of certain warrants (the “Liquidated Damages Warrants”) that may be issuable pursuant to the Registration Rights Agreement, dated as of June 15, 2007, between the Company and certain stockholders of the Company.

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s certificate of incorporation and bylaws, as amended to date, and such other documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, it is our opinion that,

1.  The Shares are validly issued, fully paid and non-assessable;

2.  Each authorized and unissued Warrant Share, when issued and delivered in accordance with the Warrants against payment therefor, will be validly issued, fully paid, and nonassessable; and

3.  Each authorized and unissued Liquidated Damages Share, when issued and delivered in accordance with the Liquidated Damages Warrants against payment therefor, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Duane Morris LLP